Exhibit 99.1

Schnitzer Reports First Quarter 2014 Financial Results

Sequential Improvements in Financial Performance

Continued Progress on Cost Reductions

PORTLAND, Ore.--(BUSINESS WIRE)--January 8, 2014--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported an adjusted loss per share of $(0.18) and a loss per share of $(0.23) for its fiscal 2014 first quarter ended November 30, 2013. Adjusted results for the first quarter exclude a $2 million, or $0.05 per share, restructuring charge associated with cost reduction initiatives. In the first quarter of fiscal 2013, the Company reported an adjusted loss per share of $(0.02) and a loss per share of $(0.06).

All three business segments generated positive operating income during the first quarter of fiscal 2014. As anticipated, our Metals Recycling Business improved sequentially, delivering results slightly above break-even. Our Auto Parts Business also improved compared to the fourth quarter of fiscal 2013, recording operating margins of 9%, excluding the impact of new stores added since the first quarter of fiscal 2013. Our Steel Manufacturing Business was in line sequentially notwithstanding a bad debt expense of $1 million, or $0.03 per share. The first quarter results also include a charge for deferred tax valuation allowances of $1 million, or $0.04 per share.

Market conditions improved as the quarter progressed. Both prices and demand were relatively weak in the first half of the quarter which impacted shipments in September and October. In the second half of the quarter, demand strengthened which increased prices by approximately $30 per ton. Consequently, performance in the last month of the quarter was significantly better than during the first two months. The softer demand at the start of the quarter resulted in an estimated adverse impact from average inventory costs of approximately $6 per ton in our Metals Recycling Business. Based on current market conditions and our cost reduction initiatives, we anticipate improved results in each of our businesses in the second quarter.

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q14	4Q13	1Q13
Revenues	$588	$657	$593

Operating Income (Loss)	$(4)	$(348)	$1
Goodwill Impairment Charge	—	321	—
Other Asset Impairment Charges	—	13	—
Restructuring Charges	2	3	2
Adjusted Operating Income (Loss)(1)	$(2)	$(11)	$3

Net Loss attributable to SSI	$(6)	$(289)	$(2)

Adjusted Net Loss attributable to SSI(1)	$(5)	$(14)	$(1)

Net Loss per share attributable to SSI	$(0.23)	$(10.82)	$(0.06)

Adjusted diluted EPS attributable to SSI(1)	$(0.18)	$(0.51)	$(0.02)

(1) 1Q14 and 1Q13 include adjustments for restructuring charges. 4Q13 includes adjustments for a non-cash goodwill impairment charge, other asset impairment charges, restructuring charges and tax valuation allowances net of tax. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

“Market conditions improved as the quarter progressed and, consequently, performance in the last month of the quarter was significantly better than during the first two months. All three business segments generated positive operating income, including higher sequential performance for both our Metals Recycling and Auto Parts Businesses, and a continuing trend of profitability in our Steel Manufacturing Business," said Tamara Lundgren, President and Chief Executive Officer. "We generated $26 million in operating cash flow in the first quarter, our cost reduction initiatives are underway to deliver at least $20 million of savings in fiscal 2014, and we continued to expand our Auto Parts Business platform by acquiring our fourth store in the greater Seattle-Tacoma metropolitan area which provides supply chain synergies with our Metals Recycling Business."

Key business drivers during the first quarter of fiscal 2014:

  Metals Recycling Business (MRB) generated $1 million in operating income, including the estimated adverse impact from average inventory costing of approximately $6 per ton. The combination of improving market conditions, early benefits from our cost reduction program and non-recurrence of other cost items which impacted the previous quarter resulted in a sequential increase in MRB’s operating performance during the first quarter.
  Auto Parts Business (APB) operating income of $6 million and margin of 9%, which excludes new sites added since the first quarter of fiscal 2013, represents sequential increases of $1 million and 200 basis points, respectively. Including the new stores, car purchase volumes increased by 15% from the prior year first quarter, primarily reflecting contributions from those stores.
  Steel Manufacturing Business (SMB) operating income of $2 million reflected steady demand in the West Coast markets but was partially offset by a bad debt expense of $1 million from a customer bankruptcy.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes Ms lbs)

	Quarter
	1Q14	4Q13	Change	1Q13	Change
Total Revenues	$490	$535	(8)%	$494	(1)%

Ferrous Revenues	$370	$398	(7)%	$370	—%
Ferrous Volumes	978	1,088	(10)%	955	2%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$348	$336	4%	$358	(3)%

Nonferrous Revenues	$113	$129	(12)%	$117	(3)%
Nonferrous Volumes	124	141	(12)%	119	4%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.89	$0.89	—%	$0.95	(6)%

Operating Income (Loss)(2)	$1	$(340)	NM	$6	(90)%
Goodwill Impairment	—	321	NM	—	NM
Asset Impairment Charges	—	13	NM	—	NM

Adjusted Operating Income (Loss)(3)	$1	$(6)	NM	$6	(90)%

(1) Sales prices are shown net of freight.
(2) Operating income (loss) does not include the impact of restructuring charges.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not meaningful

Sales Volumes: Ferrous sales volumes of 978 thousand tons in the first quarter increased 2% and nonferrous volumes of 124 million pounds increased 4% compared to the prior year first quarter.

Export customers accounted for 67% of total ferrous sales volumes in the first quarter. Our ferrous and nonferrous products were shipped to 14 countries, with China, South Korea and Turkey being the top ferrous export destinations.

Pricing: Export prices were soft in the first part of the first quarter, but increased by $30 per ton toward the end of the quarter. The combination of improving export prices and the strong domestic market led to higher average net ferrous selling prices as compared to the previous quarter while nonferrous prices were stable.

Margins: Operating income of $1 per ferrous ton, which included the estimated adverse impact of average inventory accounting of $6 per ton, was partially mitigated by improving market conditions and benefits of $3 million from implementation of cost reduction initiatives.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)

	Quarter
	1Q14	4Q13	Change	1Q13	Change
Revenues	$80	$79	1%	$70	14%
Operating Income(1)	$6	$3	76%	$6	(12)%

Car Purchase Volumes (000s)	91	94	(3)%	79	15%
Locations (end of quarter)	62	61	2%	51	22%

(1) Operating income does not include the impact of restructuring charges.

Revenues: Revenues in the first quarter increased 14% from the prior year quarter due to incremental contributions from retail stores added since the first quarter of fiscal 2013.

Margins: Operating margins, excluding the impact of the stores added in fiscal 2013, increased sequentially to 9%. During the first quarter, APB incurred approximately $1 million of operating losses related to the new stores added since the first quarter of fiscal 2013, including integration and start-up costs, which lowered APB's reported operating margin to 7%. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

New Sites: In November, APB acquired its fourth self-service retail store in the Seattle-Tacoma metropolitan area which expanded APB's presence in the Pacific Northwest market. This location will supply our Metals Recycling shredder in Tacoma, Washington, further enhancing synergies between our operating segments.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter
	1Q14	4Q13	Change	1Q13	Change
Revenues	$88	$96	(8)%	$92	(4)%
Operating Income	$2	$2	(20)%	$3	(49)%

Avg. Net Sales Prices ($/ST)	$657	$667	(1)%	$680	(3)%
Finished Goods Sales Volumes	128	138	(7)%	130	(1)%

Sales Volumes: Finished steel sales volumes of 128 thousand tons approximated the prior year first quarter, reflecting steady demand for construction products on the West Coast.

Pricing: Average net sales prices for finished steel products of $657 per short ton declined slightly from the prior year quarter due to the impact of lower raw material prices on selling prices to end customers.

Margins: Operating income of $2 million approximated the fourth quarter of fiscal 2013 due to additional production efficiencies of $1 million, partially offset by slightly lower sales volumes and a bad debt expense of $1 million from a customer bankruptcy.

Cost Reductions

Our cost reduction initiatives to further reduce our annual operating expenses by $30 million continue to progress. Approximately 70% of the reduction is expected to benefit fiscal 2014 results, with the full annual benefit expected to be achieved in fiscal 2015. The reduction in operating expenses will primarily occur in MRB and be achieved through a combination of headcount reductions, implementation of transportation efficiencies, reduced lease costs, and other productivity and non-trade procurement savings. We achieved $4 million of benefits in the first quarter. We anticipate achieving a quarterly run rate of $6 million of benefits by the end of the second quarter. During the first quarter, we incurred a $2 million restructuring expense, or $0.05 per share, in connection with this cost reduction program.

Corporate Items

The Company's full year tax rate for fiscal 2014 is anticipated to be approximately 37%. The tax rate in the first quarter was a benefit of 12.7%, which was lower than the federal statutory rate primarily due to the recognition of a deferred tax valuation allowance on the results of foreign operations.

The Company generated $26 million in operating cash flow during the first quarter. Net debt of $364 million at the end of the first quarter decreased slightly from the end of the fourth quarter in fiscal 2013. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

Analysts' Conference Call: First Quarter of Fiscal 2014

A conference call and slide presentation to discuss results will be held today, January 8, 2014, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2013	August 31, 2013	November 30, 2012

REVENUES:

Metal Recycling Business:
Ferrous sales	$369,555	$397,947	$370,476
Nonferrous sales	113,154	129,199	116,601
Other sales	7,600	7,817	7,384
TOTAL MRB SALES	490,309	534,963	494,461

Auto Parts Business	79,635	79,231	69,555
Steel Manufacturing Business	88,123	96,235	92,029
Intercompany sales and eliminations	(70,322)	(53,844)	(63,225)
Total Revenues	$587,745	$656,585	$592,820

OPERATING INCOME (LOSS):
Metal Recycling Business(1)	$590	$(6,097)	$5,654
Auto Parts Business	5,609	3,191	6,364
Steel Manufacturing Business	1,744	2,169	3,404
Segment operating income (loss)(2)	7,943	(737)	15,422

Corporate expense	(8,725)	(10,188)	(11,144)
Intercompany eliminations	(1,031)	299	(1,472)
Adjusted operating income (loss)	(1,813)	(10,626)	2,806

Goodwill impairment charge	—	(321,000)	—
Other asset impairment charges	—	(13,053)	—
Restructuring charges	(1,812)	(2,900)	(1,593)
Total operating income (loss)	$(3,625)	$(347,579)	$1,213

(1) MRB operating income for the three months ended August 31, 2013 is adjusted for goodwill impairment charge and other asset impairment charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2013	August 31, 2013	November 30, 2012
Revenues	$587,745	$656,586	$592,820
Cost of goods sold	542,417	620,457	541,884
Selling, general and administrative	47,550	47,388	47,995
(Income) loss from joint ventures	(409)	(633)	135
Goodwill impairment charge	—	321,000	—
Other asset impairment charges	—	13,053	—
Restructuring charges	1,812	2,900	1,593
Operating income (loss)	(3,625)	(347,579)	1,213
Interest expense	(2,702)	(2,584)	(2,017)
Other income (expense), net	176	(332)	321
Loss before income taxes	(6,151)	(350,495)	(483)
Income tax benefit (expense)	784	61,617	(960)
Net loss	(5,367)	(288,878)	(1,443)
Net income attributable to noncontrolling interests	(861)	(356)	(228)
Net loss attributable to SSI	$(6,228)	$(289,234)	$(1,671)

Net loss per share attributable to SSI - basic	$(0.23)	$(10.82)	$(0.06)
Net loss per share attributable to SSI - diluted	$(0.23)	$(10.82)	$(0.06)

Weighted average number of common shares:
Basic	26,755	26,733	26,567
Diluted	26,755	26,733	26,567
Dividends declared per common share	$0.188	$0.188	$0.188

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

						Fiscal
	1Q14	1Q13	2Q13	3Q13	4Q13	2013
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$356	$354	$363	$367	$346	$358
Exports	344	360	374	367	332	359
Average	$348	$358	$372	$367	$336	$358

Ferrous Sales Volume (LT)
Domestic	322,531	279,450	260,509	314,240	288,112	1,142,311
Export	655,072	675,212	842,509	849,991	799,644	3,167,356
Total	977,603	954,662	1,103,018	1,164,231	1,087,756	4,309,667

Nonferrous Average Price ($/LB) (1)	$0.89	$0.95	$0.97	$0.94	$0.89	$0.93

Nonferrous Sales Volume (LB, in 000s)	123,941	118,931	125,500	135,256	140,755	520,442

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$657	$680	$690	$687	$667	$680

Sales Volume (ST) (2)
Rebar	83,618	78,159	58,132	71,561	83,911	291,763
Coiled Products	38,322	45,533	32,130	46,088	46,334	170,085
Merchant Bar and Other	6,222	5,926	5,355	7,358	7,298	25,937
Total	128,162	129,618	95,617	125,007	137,543	487,785

Auto Parts Business
Car purchase volumes (000)	91	79	88	95	94	356
Number of self-service locations at end of quarter	62	51	59	61	61	61

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 30, 2013	August 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$29,934	$13,481
Accounts receivable, net	125,975	188,270
Inventories, net	280,100	236,049
Other current assets	29,898	29,430
Total current assets	465,907	467,230

Property, plant and equipment, net	554,010	564,426

Goodwill and other assets	372,202	373,856

Total assets	$1,392,119	$1,405,512

Liabilities and Equity
Current liabilities:
Short-term borrowings	$613	$9,174
Other current liabilities	139,686	156,960
Total current liabilities	140,299	166,134

Long-term debt	393,426	372,663

Other long-term liabilities	86,123	85,516

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	767,264	776,558
Noncontrolling interests	5,007	4,641
Total equity	772,271	781,199
Total liabilities and equity	$1,392,119	$1,405,512

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income attributable to SSI, adjusted diluted earnings per share attributable to SSI, operating income margin for APB stores owned more than a year and debt, net of cash. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, management believes that the non-GAAP financial measure relating to the Auto Parts Business new stores impact provides a meaningful presentation of the operating segment's results by excluding operating results relating to newly added stores and thus improve period-to-period comparability of the results of the segment's core business. Management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	1Q14	4Q13	1Q13
Consolidated Operating Income (Loss):
Operating Income (Loss)	$(4)	$(348)	$1
Goodwill Impairment Charge	—	321	—
Other Asset Impairment Charges	—	13	—
Restructuring Charges	2	3	2
Adjusted Operating Income (Loss)	$(2)	$(11)	$3

MRB Operating Income (Loss):
Operating Income (Loss)	$1	$(340)	$6
Goodwill Impairment Charge	—	321	—
Other Asset Impairment Charges	—	13	—
Adjusted Operating Income (Loss)	$1	$(6)	$6

Net Loss attributable to SSI
($ in millions)	Quarter
	1Q14	4Q13	1Q13
Net Loss attributable to SSI	$(6)	$(289)	$(2)
Goodwill impairment charge, net of tax	—	254	—
Other asset impairment charges, net of tax	—	9	—
Restructuring Charges, net of tax	1	1	1
Valuation allowance on deferred tax assets	—	11	—
Adjusted Net Loss attributable to SSI	$(5)	$(14)	$(1)

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	1Q14	4Q13	1Q13
Net loss per share attributable to SSI	$(0.23)	$(10.82)	$(0.06)
Goodwill impairment charge, net of tax, per share	—	9.52	—
Other asset impairment charges, net of tax, per share	—	0.33	—
Restructuring Charges, net of tax, per share	0.05	0.05	0.04
Valuation allowance on deferred tax assets, per share	—	0.41	—
Adjusted Diluted EPS attributable to SSI	$(0.18)	$(0.51)	$(0.02)

Debt, Net of Cash
	November 30, 2013	August 31, 2013
Short-term borrowings	$613	$9,174
Long-term debt, net of current maturities	393,426	372,663
Total debt	394,039	381,837
Less: cash and cash equivalents	29,934	13,481
Total debt, net of cash	$364,105	$368,356

Auto Parts Business New Stores Impact
($ in millions)	1Q14
	Existing Stores(1)	New Stores(2)	Reported
Revenues	71	9	80
Operating Income (Loss)(3)	6	(1)	6
Operating Income Margin	9%	NM	7%
Car Purchase Volumes (000)	80	11	91

	4Q13
	Existing Stores(1)	New Stores(2)	Reported
Revenues	72	7	79
Operating Income (Loss)	5	(2)	3
Operating Income Margin	7%	NM	4%
Car Purchase Volumes (000)	84	10	94

(1) Existing Stores represents APB operations for stores owned one year or more.
(2) New Stores represent new acquisitions, or greenfield development, owned less than one year.
(3) Does not foot due to rounding
NM = Not meaningful

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 60 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 61 self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 108th year of operations in 2014.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Tom Zelenka, 503-323-2821
tzelenka@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com